UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _____)

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

CNB CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CNB CORPORATION
_____________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 8, 2012

TO THE SHAREHOLDERS:

          Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of CNB Corporation, a South Carolina corporation (the "Company"), will be held in the Conway Banking Office of The Conway National Bank at 1411 Fourth Avenue, Conway, South Carolina, at 5:15 p.m., Conway, South Carolina time, on Tuesday, May 8, 2012.  The Annual Meeting is being held for the following purposes:

(1)	To elect three directors to each serve a three-year term; and to elect two directors to each serve a two-year term;
(2)	To ratify the appointment of Elliott Davis, LLC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012;
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

          Only those holders of common stock of the Company of record at the close of business on March 30, 2012, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

          You are cordially invited and urged to attend the Annual Meeting in person.  Whether or not you plan to attend the meeting, we encourage you to please date, sign, and promptly return the enclosed proxy (gold sheet) in the enclosed, self-addressed, stamped envelope.  If you are a record shareholder and attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so.  In any event, a proxy may be revoked by a record shareholder at any time before it is exercised.

By Order of the Board of Directors /s/W. Jennings Duncan
W. Jennings Duncan
President and Chief Executive Officer
Conway, South Carolina
April 13, 2012

CNB CORPORATION
1400 Third Avenue
Conway, South Carolina 29526
(843) 248-5721

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 8, 2012

          We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of CNB Corporation, a South Carolina Corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 8, 2012 (the "Annual Meeting"), at 5:15 p.m., Conway, South Carolina time, in the Conway Banking Office of The Conway National Bank at 1411 Fourth Avenue, Conway, South Carolina, or any adjournment thereof.  Throughout this Proxy Statement, we use terms such as “we,” “us,” “our,” and “our Company” to refer to CNB Corporation, the term “our Bank” to refer to our wholly-owned subsidiary, The Conway National Bank, and terms such as “you” and “your” to refer to our shareholders.

          A Notice of Annual Meeting is attached to this Proxy Statement, and a form of proxy is enclosed.  We first began mailing this proxy statement to our shareholders on or about April 13, 2012.  We are paying the costs of this solicitation.  The only method of solicitation we plan to use, other than this proxy statement, is personal contact, including contact by telephone or other electronic means, by our directors and regular employees, who will not be specially compensated for their services.  We will also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse the forwarding expenses.

ANNUAL REPORT

          The annual report to shareholders covering our fiscal year ended December 31, 2011, including financial statements, is enclosed.  The annual report to shareholders does not form any part of the material for the solicitation of proxies.

VOTING PROCEDURES AND MATTERS RELATING TO PROXIES

Voting by Record Shareholders

          If you hold your shares of record in your own name, you can vote your shares by marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope.  If you are a shareholder of record and sign, date, and return your proxy form without indicating how you want to vote, your proxy will be voted “FOR” the nominees named on the proxy form, and “FOR” ratification of the appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  If you are a shareholder of record, you can also attend the annual meeting and vote in person.

Voting by Shareholders Whose Shares are Held in “Street Name”

          If you hold your shares in street name with a broker or other nominee, you can direct their vote by submitting voting instructions to your broker or nominee in accordance with the procedure in the voting instructions provided by your broker or nominee.  Unless you provide voting instructions, your broker is not permitted to vote your shares on the election of directors.  Therefore, to be sure your shares are voted, please instruct your broker as to how you wish it to vote.

Revocation of Proxy

          If you are a record shareholder and execute and deliver a proxy, you have the right to revoke it at any time before it is voted by: (a) giving written notice of revocation to W. Jennings Duncan, President, CNB Corporation, 1400 Third Avenue, Conway, South Carolina 29526; (b) voting in person at the Annual Meeting; or (c) executing and delivering to us a later dated proxy. Written notice of revocation or delivery of a later dated proxy will be effective when we receive it.  Your attendance at the Annual Meeting will not in itself constitute revocation of a proxy.  However, if you are a record shareholder and desire to do so, you may attend the meeting and vote in person in which case the proxy will not be used.  If you hold your shares in street name with a broker or other nominee, you may change or revoke your proxy instructions by submitting new voting instructions to the broker or other nominee.

Quorum, Vote Required, and Method of Counting Votes

          At the close of business on March 30, 2012 (the "Record Date"), 1,661,010 shares of our common stock ($5.00 par value) were outstanding and were held of record by approximately 1,019 persons.  Each share outstanding will be entitled to one vote upon each matter submitted at the meeting.  You are only entitled to notice of and to vote at the meeting if you were a stockholder of record at the close of business on March 30, 2012.

          The presence in person or by proxy of the holders of one-third of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof.  If a share is represented for any purpose at the Annual Meeting by the presence of the record owner or a person holding a valid proxy for the record owner, it is deemed to be present for the purposes of establishing a quorum.  Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares and that either choose not to vote or do not have authority to vote (so-called “broker non-votes”), will be included in determining the number of shares present or represented at the Annual Meeting.  If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented.  If the meeting is to be reconvened within thirty days, we will not give any notice of the reconvened meeting other than an announcement at the adjourned meeting.  If the meeting is to be adjourned for thirty days or more, we will give notice of the reconvened meeting as provided in the Bylaws.  At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

          If a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the meeting. "Plurality" means that, if there are more nominees than positions to be filled, the individuals who receive the largest number of votes cast for the positions to be filled will be elected as directors.  Because the number of nominees for election at the 2012 Annual Meeting is the same as the number of positions to be filled, we expect that all of the Board of Directors’ nominees will be elected.  Votes that are withheld or shares that are not voted in the election of directors will have no effect on the outcome of election of directors.  Cumulative voting is not permitted.

          If a quorum is present, all other matters that may be considered and acted upon by our shareholders at the Annual Meeting, including ratification of appointment of the independent registered public accounting firm, will be approved if the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal.

Voting by Brokers or Nominees with respect to Shares Held in “Street Name”

          If you hold your shares in street name, the broker or nominee is permitted to vote your shares on approval of the appointment of Elliott Davis, LLC, as our independent registered public accounting firm for the year ending December 31, 2012, even if the broker or nominee does not receive voting instructions from you. However, a broker is not permitted to vote your shares on the election of directors unless you provide voting instructions. If you hold your shares in street name and fail to instruct your broker how to vote on this matter, a broker non-vote will occur with respect to your shares.  Therefore, it is very important that you provide your broker with voting instructions if your shares are held in street name.

Actions to be Taken by the Board of Directors’ Proxies

          Our Board of Directors selected the persons named as proxies in the enclosed form of proxy, which is solicited by our Board of Directors.  If you are a record shareholder and properly execute and return the form of proxy enclosed, the shares that it represents will be voted at the meeting.  Unless you otherwise specify therein, your proxy will be voted:

▪	“For” the election of the persons named in this Proxy Statement as our Board of Directors’ nominees for election to the Board of Directors;
▪	“For” the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

          In each case where you have appropriately specified how your shares are to be voted, they will be voted in accordance with your specifications. Our Board of Directors is not aware of any other matters that may be presented for action at the Annual Meeting of Shareholders; but if other matters do properly come before the meeting, the persons named as proxies in the form of proxy intend to vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

          If you wish to present a proposal for action at the 2013 Annual Meeting of Shareholders, you may do so by delivering the proposal in writing to the President of CNB Corporation, 1400 Third Avenue, Conway, South Carolina 29526.  You must send or deliver such written proposals in time for us to receive them prior to December 15, 2012, if you want us to include them, if otherwise appropriate, in our proxy statement and form of proxy relating to that meeting.  If we do not receive notice of a shareholder proposal prior to February 28, 2013, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the proposal is raised at the meeting.  Only proposals that are proper for shareholder action and otherwise appropriate may be included in the Company's proxy statement and proxy.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS

          Other than as set forth under “Security Ownership of Management” below, as of March 30, 2012, there were no persons known to us to be beneficial owners of 5% or more of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT

          The following table provides information as of March 30, 2012, about beneficial ownership of our common stock by each of our executive officers named in the Summary Compensation Table, each of our directors and each nominee for director, and all executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dana P. Arneman, Jr. (1)	1,559.09%
James W. Barnette, Jr. (2)	14,400.87%
William R. Benson (3)	62,005	3.73%
Michael R. Bookout	200.01%
Harold G. Cushman, III (4)	57,839	3.48%
W. Jennings Duncan (5)	64,221	3.87%
Marion E. Freeman, Jr. (6)	2,249.14%
M. Terry Hyman (7)	2,586.16%
William O. Marsh (8)	3,888.23%
L. Ford Sanders, II (9)	2,581.16%
George F. Sasser (10)	2,124.13%
Lynn Gatlin Stevens	894.05%
Phillip H. Thomas (11)	5,249.32%

All Executive Officers and Directors as a Group
(13 persons)	219,795	13.23%

          Except as indicated below, each executive officer named and each director or director nominee has sole voting and investment power with respect to all shares of our stock owned by such executive officer, director, or director nominee.

(1)

Includes 583 shares held as a continuing participant from former employment in The Conway National Bank Profit Sharing and Savings Plan.  Of the total shares beneficially owned by Mr. Arneman, 776 shares are pledged as collateral.

(2)	Includes 11,974 shares held by Janet J. Barnette (wife).
(3)

Includes 362 shares held by Timna Benson (wife); 57,978 shares held by E Square Farms, LLC; and 2,700 shares as a participant in The Conway National Bank Profit Sharing and Savings Plan.  Of the total shares beneficially owned by Mr. Benson, 6,500 shares are pledged as collateral.

(4)

Includes 525 shares held by Lisa R. Cushman (wife), 178 shares held by Harold G. Cushman, IV (son); 178 shares held by Kara Dawn Cushman (daughter); 50,820 shares held by the Cushman Family Limited Partnership; 1,500 shares held by the Marion Shannon Cushman Trust FBO Harold G. Cushman, IV; and 1,498 shares held by the Marion Shannon Cushman Trust FBO Kara Dawn Cushman.

(5)

Includes 6,173 shares held by Robin F. Duncan (wife); 9,428 shares held by Margaret Brunson Duncan (daughter); and 2,369 shares as a participant in The Conway National Bank Profit Sharing and Savings Plan.  As a Trustee of The Conway National Bank Profit Sharing and Savings Plan, Mr. Duncan also has shared voting authority over the 58,659 shares (3.53% of our total outstanding shares) owned by the Plan with Virginia B. Hucks, Mr. Sanders, and E. Wayne Suggs.

(6)	Includes 2,159 shares as a participant in The Conway National Bank Profit Sharing and Savings Plan.
(7)	Includes 2,162 shares as a participant in The Conway National Bank Profit Sharing and Savings Plan. Of the total shares beneficially owned by Mr. Hyman, 424 shares are pledged as collateral.
(8)	Includes 242 shares held by Elizabeth Floyd Marsh (wife); and 2,666 shares held by the Palmetto Chevrolet Co., Inc. Employees Profit Sharing Plan.
(9)

Includes 338 shares held by Michelle Calder Sanders (wife); and 1,081 shares as a participant in The Conway National Bank Profit Sharing and Savings Plan.  As a Trustee of The Conway National Bank Profit Sharing and Savings Plan, Mr. Sanders also has shared voting authority over the 58,659 shares (3.53% of our total outstanding shares) owned by the Plan with Virginia B. Hucks, Mr. Duncan, and E. Wayne Suggs.

(10)	Includes 1,094 shares held by Sara Jean Sasser (wife).
(11)	Includes 2,404 shares held by Phillip H. Thomas and Rilla A. Thomas (wife) as Joint Tenants; and 2,645 shares as a participant in The Conway National Bank Profit Sharing and Savings Plan.

ELECTION OF DIRECTORS

          Our Articles of Incorporation provide for our Board of Directors to be divided into three classes, each as nearly equal in number as possible, and each serving a three-year staggered term.

          Our Board of Directors has, by resolution, fixed the number of directors at nine, effective May 8, 2012.  Three directors will be elected at the Annual Meeting to each serve a three-year term, and two directors will be elected at the Annual Meeting to each serve a two-year term.  Directors serve until their successors are elected and have qualified to serve.  The Board has nominated for re-election William R. Benson, George F. Sasser, and Lynn G. Stevens, all of whom are presently serving as directors, as Class III directors to each serve a three-year term. The Board has nominated for election Dana P. Arneman, Jr., who is presently serving as a director, and Michael R. Bookout as Class II directors to each serve a two-year term.  Mr. Arneman was elected by our Board of Directors in December 2011 to fill the seat vacated by Edward T. Kelaher, and he has not previously been elected by shareholders.  Under South Carolina law, directors elected by the Board of Directors may only serve until the next annual meeting of shareholders, at which time they may be nominated for election by the shareholders.  Accordingly, Mr. Arneman has been nominated for election by the shareholders at the Annual Meeting.  Both Mr. Arneman and Mr. Bookhout were recommended to the Governance, Nominating, and Compensation Committee for consideration as a nominee by non-management directors.  All nominees were recommended for election or re-election by the Governance, Nominating, and Compensation Committee of the Board of Directors.  The Governance, Nominating, and Compensation Committee is comprised of non-management directors.

          The Governance, Nominating, and Compensation Committee believes the combined business and professional experience of the Company’s directors and the nominees, and their various areas of expertise make them a useful resource to management and qualify them for service on the Board.  During their tenures, these directors have gained considerable institutional knowledge about the Company and its operations, which has made them effective board members.  Because the Company’s operations are complex and highly regulated, continuity of service and this development of institutional knowledge help make the Board more efficient and more effective at developing long-range plans than it would be if there were frequent turnover in Board membership.  When Board members retire from the Board, the Nominating Committee seeks out replacements who it believes will make significant contributions to the Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills, knowledge of the Company, and diversity.  Our directors are also significantly involved in the communities we serve and provide important liaisons between us and our customers and our shareholders.  Further information about the nominees and each director whose term will continue after the Annual Meeting is set forth below.

          Information about the nominees is set forth below under “INFORMATION ABOUT NOMINEES, DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING OF SHAREHOLDERS, AND EXECUTIVE OFFICERS ─ Nominees for Election to Serve until the 2015 Annual Meeting of Shareholders” and “Nominees for Election to Serve until the 2014 Annual Meeting of Shareholders.”  The nominees have consented to be named in this Proxy Statement and have advised our Board of Directors that each will stand for election and will serve if elected.  However, if any nominee should become unable or unwilling to serve for any reason, the persons acting as proxies intend to vote for the election, in the nominee’s stead, of such other person as our Board of Directors may recommend.  The Board of Directors has no reason to believe that the nominees named above will be unable or unwilling to serve if elected.

INFORMATION ABOUT NOMINEES, DIRECTORS WHOSE TERMS WILL
 CONTINUE AFTER THE ANNUAL MEETING OF SHAREHOLDERS,
AND EXECUTIVE OFFICERS

Nominees for Election to Serve until the 2015 Annual Meeting of Shareholders

          William R. Benson, age 59, has been Senior Vice President of our Bank since 2005.  Mr. Benson was Vice President and Loan Officer of our Bank from 1985 to 2005. Mr. Benson has served as member of the Board of Directors of our Company and our Bank since 2005.  He began his banking career in 1976, holds a B.A. degree from the University of South Carolina, and is a graduate of the South Carolina Bankers School, the Louisiana State University Graduate School of Banking of the South, and the National Commercial Lending School at the University of Oklahoma.  Mr. Benson currently serves as Trustee and Finance Committee Chairman of Conway Hospital and Chairman of the Board of Visitors of Coastal Carolina University Wall School of Business.  He has previously served as Treasurer, Elder and Deacon of Kingston Presbyterian Church, and he is a past president of the Conway Rotary Club.  We believe Mr. Benson’s successful career in the banking industry, financial expertise, and his service on various civic boards well qualify him to serve on the Company’s Board of Directors.

          George F. Sasser, age 75, has served as member of the Board of Directors of our Company and our Bank since 2006.  He retired as Athletic Director from Coastal Carolina University in 1999.  Mr. Sasser has held various positions of leadership and administrative positions of responsibility. These positions include service as Commissioner of the Big South (NCAA) Conference and as Athletic Director at Coastal Carolina University, East Tennessee State University, Wofford College, and Conway High School. He also coached football at Appalachian State University, Wofford College, East Tennessee State University, and Conway High School.  In 1982, Mr. Sasser was named the Kodak Coach of the Year for the College Division.  In 2003, Coastal Carolina University recognized his contributions by naming Coastal Carolina University’s Athletic Hall of Fame in his honor.   In addition, he has served in the Conway Jaycees; the Waccamaw Kiwanis Club; the Conway Medical Center Foundation; and as a deacon, elder, and trustee of Kingston Presbyterian Church.  We believe Mr. Sasser’s successful career as a public university administrator, athletic director, coach, and his service on various civic boards well qualify him to serve on the Company’s Board of Directors.

           Lynn Gatlin Stevens, age 52, has served as a director of our Company and our Bank since 2006.  Ms. Stevens is an attorney and has been a shareholder with the McNair Law Firm, P.A. since 2001. Previously, Ms. Stevens was a shareholder of and employed by the Thompson Law Firm, P.A. from 1984 – 2001.  Ms. Stevens currently serves as a Director for the Coastal Carolina Housing Foundation, Inc. She formerly served as Chairperson of the Real Estate Section of the South Carolina Bar Association.  She is a panel member of the Commission for Judicial Conduct for South Carolina; a member of the South Carolina and Horry County Bar Associations; and is a member of First United Methodist Church, Conway, South Carolina where she serves as the Chairman of the Building Committee.  We believe Ms. Stevens’ legal and business expertise, particularly in the area of real estate law, her role as a shareholder of a law firm, and her experience serving on various professional and civic boards well qualify her to serve on the Company’s Board of Directors.

Nominees for Election to Serve until the 2014 Annual Meeting of Shareholders

           Dana P. Arneman, Jr., age 51, has been a director of our Company and our Bank since 2011.  He is the General Manager of Dunes Realty of Litchfield, Inc. and has been employed by Dunes Realty of Litchfield, Inc. since 2006.  Mr. Arneman is a member of the Georgetown Accommodations Tax Advisory Committee and the Georgetown Hospital System Foundation Board, having previously served as Chairperson.  He is a member of Precious Blood of Christ Catholic Church where he serves on the Scholarship and Oversight Committees and is Co-Chair of the “Tastes at Pawleys.”  Mr. Arneman was previously employed as a Vice President and Loan Officer of The Conway National Bank for 14 years and has 22 years of experience in the banking industry.  He was previously a member of the Surfside and Murrells Inlet Rotary Clubs and served as Treasurer for both clubs for multiple years.  Mr. Arneman holds a Bachelor of Science in Business Administration from the University of South Carolina and is a graduate of both the South Carolina Bankers School and the Louisiana State University Graduate School of Banking.  We believe that Mr. Arneman’s successful careers in the banking and real estate industries, his knowledge of the Company, his knowledge of the Company’s markets, and his experience on various civic boards well qualify him to serve on the Company’s Board of Directors.

          Michael R. Bookhout, age 68, is Vice President and a Shareholder of Smith, Sapp, Bookhout, Crumpler & Calliham, P.A., Certified Public Accountants and has been employed with this firm since 1975.  Mr. Bookhout is a licensed Certified Public Accountant in both South Carolina and North Carolina and is a member of the American Institute of Certified Public Accountants, the South Carolina Association of CPAs, and the Grand Strand Chapter of CPAs.  He is a past member of the Ocean Drive Lions Club, where he served as Treasurer for over 20 years.  Mr. Bookhout served in the United States Air Force for 6 years, obtaining the rank of Captain, and he served in Vietnam for one year.  He is a member of North Conway Baptist Church.  Mr. Bookhout holds Bachelor and Master of Science in Accountancy degrees from Memphis State University.  We believe Mr. Bookhout’s successful career as a Certified Public Accountant, his financial expertise, and his extensive professional experience well qualify him to serve on the Company’s Board of Directors.

Information about Current Directors Whose Terms will Continue after the 2012 Annual Meeting

          The following table sets forth the name and term as director for each of our directors whose term will continue after the 2012 Annual Meeting of Shareholders.

Name	Director Since	Term Expires
James W. Barnette, Jr.	1984*	2013
Harold G. Cushman, III	2007	2013
W. Jennings Duncan	1984*	2013
William O. Marsh	2007	2014

* Includes service on the Board of Directors of our Bank prior to organization of the Company.

          James W. Barnette, Jr., age 67, has been a director of our Company since its founding in 1985 and our Bank since 1984.  Mr. Barnette was elected Chairman of the Board of The Conway National Bank on February 8, 2011.  Mr. Barnette has been President of Surfside Rent Mart, a general rental company located in Surfside Beach, South Carolina since 1992.  Mr. Barnette was the General Manager of Quail Creek, Burning Ridge, and Indian Wells Golf Clubs from 1985 to 1988; was Vice President of Myrtle Beach Farms Company and General Manager of Myrtlewood Golf Courses from 1970 to 1984; and was a teacher at Conway High School from 1967 to 1970.  Mr. Barnette has served on the Horry County Board of Education and served as Chair of its Building Committee and Finance Committee.  Mr. Barnette has also served as a member and Treasurer of the Executive Board of Golf Holiday and as a member of the Executive Board of the Grand Strand Executive Golf Association.  We believe that Mr. Barnette’s long history with the Company and Bank, his extensive experience as an executive in the golf industry, and his experience on various civic boards well qualify him to serve on the Company’s Board of Directors.

          Harold G. Cushman, III, age 52, has served as member of the Board of Directors of our Company and our Bank since 2007.  He is Executive Vice President/Chief Operating Officer of Dargan Construction Company, Inc. and is a Partner and Manager of its subsidiaries.  Mr. Cushman is a Director of Dargan Construction Company, Inc. and has been employed by this company since 1982.  He is the Licensed S.C. General Contractor Representative for Dargan Construction Company, LLC.  Mr. Cushman is a member of the Board of Directors for Horry-Georgetown Technical College Foundation.  He is a member of the First Presbyterian Church of Myrtle Beach and the Dunes Golf and Beach Club.  Mr. Cushman is a past Executive Board Member of the Pee Dee Area Council of the Boy Scouts of America and served as a Troop Leader for Boy Scout Troop 850.  We believe Mr. Cushman’s successful career in the construction industry and his experience on various civic boards well qualify him to serve on the Company’s Board of Directors.

          W. Jennings Duncan, age 56, is President and Chief Executive Officer of our Company and our Bank and has served in these capacities during each year since 1988.  Mr. Duncan has also served as a member of the Board of Directors of our Company during each year since its founding in 1985 and our Bank during each year since 1984.  Previously, Mr. Duncan has served the Company in the following capacities:  Executive Vice President, 1985-1988, and Assistant Vice President and Credit Officer, 1982-1985.  Mr. Duncan is active in numerous community organizations.  Currently, he is a member of the Board of Directors of the Independent Banks of South Carolina; a member of the Board of Directors of the Conway Area Chamber of Commerce; a member of the Board of Directors of the Coastal Educational Foundation, serving on the Investment Committee and the Finance Committee; a member of the Horry County Schools Business Cabinet; a member of the Conway High School Athletic Steering Committee and the Conway High All Sports Booster Club; and is an Elder of Grace Presbyterian Church.  Previously, Mr. Duncan served the Coastal Educational Foundation in the capacity of Secretary/Treasurer for 10 years and served as Chairman of the Coastal Educational Foundation Finance/Budget/Audit Committee; he has served as a member of the South Carolina Bankers Association Board of Directors; Coastal Carolina Wall School of Business Board of Visitors; Coastal Carolina Business Ethics Forum; Governor’s Initiative for Work Force Excellence – Horry County Business Roundtable Advisory Board; Frances Marion College Board of Trustees; State College Board of Trustees; Conway High School Booster Club Treasurer; and Graingertown Community Development Grant Committee.  Mr. Duncan holds a B.S. in Financial Management from Clemson University, an MBA in Banking and Finance from the University of South Carolina, and is a graduate of the Louisiana State University Graduate School of Banking of the South.  He has previously been named the South Carolina Bankers Association Young Banker of the Year and the Rotary Club Small Businessman of the Year.  We believe Mr. Duncan’s successful career and contacts in the banking industry, financial expertise, and his service on various civic boards well qualify him to serve on the Company’s Board of Directors.

          William O. Marsh, age 49, has served as member of the Board of Directors of our Company and our Bank since 2007.  He has been President of Palmetto Chevrolet Co., Inc. since 2000 and has been employed by Palmetto Chevrolet since 1995.  Mr. Marsh is also the Treasurer of Lowcountry Casualty Co., Chairman of the Pee Dee Regional Chevrolet Dealers Local Marketing Association, a member of the Southeast Region Chevrolet Area Marketing Advisory Board, and a member of the Board of Directors of the South Carolina Automobile Dealers Association.  Mr. Marsh is actively involved in numerous community organizations.  He has been a member of the Coastal Educational Foundation since 2000 and served as its President from 2004-2006; a member of the Coastal Carolina Alumni Association since 1988 and Past President from 1996-1998; a member of the Horry County School District Business Advisory Cabinet; Vice President of the Conway Chamber of Commerce, a former Chairman of the Board of Deacons and currently a trustee of Kingston Presbyterian Church.  Mr. Marsh was also a director of Coastal Financial Corporation from 2005-2007 and a Director of the Winyah Rivers Foundation from 2006-2009.  He holds a B.S. in Business Administration from Coastal Carolina University, 1986.  We believe Mr. Marsh’s successful career in the automobile industry, his prior service as a member of the board of directors of a financial institution, and his experience on various civic boards well qualify him to serve on the Company’s Board of Directors.

Executive Officers of the Company

          Our executive officers are W. Jennings Duncan, President and Chief Executive Officer, and L. Ford Sanders, II, Executive Vice President, Treasurer and Chief Financial Officer.  Information about Mr. Duncan is set forth above under “─Information about Current Directors Whose Terms will Continue after the 2012 Annual Meeting.”  Mr. Sanders, age 50, is Executive Vice President, Chief Financial Officer, and Treasurer of the Company and has served in this capacity since 2006.  Mr. Sanders has been employed by our Bank since 1987.  He has served the Bank as Executive Vice President, Chief Financial Officer, and Cashier since 2006.  Mr. Sanders has also served the Bank in the following capacities:  Senior Vice President – Chief Accounting Officer, Vice President – Senior Auditor and Loan Review Officer, and Assistant Vice President – Lending.  He is a member of the Board of Directors of the South Carolina Automated Clearing House Association and has previously served many civic and professional associations in various capacities.  Mr. Sanders holds a Bachelor of Science in Business Administration – Finance from the U.S.C. Coastal Carolina College and a Master of Science in Accountancy from the College of Charleston.

Executive Officers of the Bank

          Mr. Duncan and Mr. Sanders are also executive officers of the Bank.  Information about Mr. Duncan is set forth above under “─Information about Current Directors Whose Terms will Continue after the 2012 Annual Meeting.”  Information about Mr. Sanders is set forth above under “─ Executive Officers of the Company.”  In addition to Mr. Duncan and Mr. Sanders, William R. Benson, Marion E. Freeman, Jr., Phillip H. Thomas, and M. Terry Hyman are also executive officers of the Bank.  Information about Mr. Benson is set forth above under “─Nominees for Election to Serve until the 2015 Annual Meeting of Shareholders.”  Information about Mr. Freeman, Mr. Thomas, and Mr. Hyman is set forth in the following paragraphs:

          Marion E. Freeman, Jr., age 55, has been Senior Vice President and Coastal Area Executive of our Bank since 2005.  Mr. Freeman began his banking career in 1978 and joined our Bank in 1982, serving as Vice President and Loan Officer from 1985 to 2005.  He currently serves as President and member of the Board of Directors of the Horry-Georgetown Technical College Foundation, serving on the Executive Committee; and member of the Board of Trustees and Finance Committee of Epworth Children’s Home in Columbia, South Carolina.  Mr. Freeman is a member of Belin United Methodist Church where he previously held positions of Chairman of the Administrative Board, Treasurer, and Chairman of the Personnel Committee.  He has previously served as a member of the Board of Directors and Executive Committee of the Myrtle Beach Area Chamber of Commerce;  a member of the Horry County Schools Business Cabinet, Myrtle Beach High School PTO President, Board member of the Academy of Arts and Science School Improvement Council, and President of the Socastee High School Booster Club.  Mr. Freeman is a current member of the Rotary Club of Myrtle Beach and previously served as a charter member and President of the Rotary Club of Surfside, Assistant District Governor of Rotary District 7770,  and organizer of the Rotary Club of Murrells Inlet.  He was awarded the Surfside Beach Businessperson of the Year Award for 1992.  Mr. Freeman served as a former member of the Town of Surfside Beach Accommodations Tax Committee, as President of the Horry County Chapter of the American Heart Association, and as Chairman of the Board of Directors of the Ocean View Memorial Hospital Foundation.  He is a graduate of Charleston Southern University and the Louisiana State University Graduate School of Banking of the South.

          Phillip H. Thomas, age 58, has been Senior Vice President and Chief Credit Officer of the Bank since 2005.  Mr. Thomas joined our Bank in 1985 and served as Vice President and Senior Credit Administration Officer from 1987 to 2005.  He began his banking career in 1977 and holds Bachelor of Science degrees in both Finance and Accounting from the University of South Carolina.  Mr. Thomas has also completed the American Bankers Association National Commercial Lending Graduate School at the University of Oklahoma.  Mr. Thomas is a past board member of the Conway Rotary Club and is currently a Trustee of Kingston Presbyterian Church.  In addition, he has previously served as Treasurer, Elder, and Deacon of Kingston Presbyterian Church.  Mr. Thomas also serves as a member of the Grand Strand Economic Outlook Board, an advisory board for the Waccamaw Regional Council of Governments.

          M. Terry Hyman, age 53, is Senior Vice President and Inland Area Executive of our Bank.  He began his banking career in 1980 and joined the Bank in 1984.  His entire career has been centered in the Conway market, and he has since served the Bank in numerous capacities.  He holds a B.A. in Political Science from USC Coastal Carolina College.  Mr. Hyman has been active in numerous community organizations.  He is currently a member of Trinity United Methodist Church, Conway All Sports Booster Club, Conway Lions Club, and Chanticleer Club, and previously served as Conway Elementary School PTO President, Conway Lions Club Board Member, Conway Recreation Advisory Committee Chairman, Conway Recreation Department Coach, Clemson University Cooperative Extension Service Advisory Committee, President of Coastal Farmers Warehouse, and the Collin’s Kids David Bennett Foundation Board of Directors.

Family Relationships

          There are no family relationships existing among members of the Board of Directors, the Board’s Nominees for election to the Board of Directors, or Executive Officers of the Company or Bank.

GOVERNANCE MATTERS

Director Independence

          Our Board of Directors has determined that none of Dana P. Arneman, Jr., James W. Barnette, Jr., Michael R. Bookhout, Harold G. Cushman, III, William O. Marsh, George F. Sasser, or Lynn G. Stevens has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such director is independent as defined in The Nasdaq Stock Market, Inc. Marketplace Rules, as modified or supplemented (the “Nasdaq Rules”).  Harold G. Cushman, Jr., Edward T. Kelaher, and John C. Thompson, who served as directors until May 10, 2011, August 31, 2011, and May 10, 2011, respectively, were also independent under the Nasdaq Rules.  As disclosed under “Transactions with Related Persons,” each of our independent directors and some of their affiliates have loan and deposit relationships with our Bank, and we purchased insurance through an agency partly owned by the husband of Ms. Stevens.  These relationships are not considered by our Board to compromise their independence.

Director Attendance at Board and Committee Meetings and the Annual Meeting of Shareholders

          During 2011, our Board of Directors met fifteen times.  Each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she served as Director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served.

          The Company encourages, but does not require, directors to attend annual meetings of shareholders.  All of our directors attended the 2011 Annual Meeting.

Committees of the Board of Directors

Governance Committee (Nominating and Compensation Committee)

          Our Governance Committee serves as our nominating committee and our executive compensation committee.  The current members of the Committee are James W. Barnette, Jr., William O. Marsh, and Lynn G. Stevens.  Each current member of the Governance Committee is independent as defined in the Nasdaq Rules.  Harold G. Cushman, Jr. and Edward T. Kelaher, who served on the Governance Committee for a portion of 2011, were also independent as defined in the Nasdaq Rules.  The Governance Committee met seven times in 2011.

          In its capacity as Nominating Committee, our Governance Committee acts pursuant to a written Governance Committee Charter adopted by our Board of Directors, which is attached as “Appendix A” to this Proxy Statement.  In its capacity as our Executive Compensation Committee, our Governance Committee acts pursuant to a written Compensation Committee Charter adopted by our Board of Directors, which was included as an appendix to our 2010 Proxy Statement.  Although the Company does not have a website, the Bank has a website.  These charters are not posted on the Bank’s website.

          In serving as the nominating committee, our Governance Committee, in accordance with the Governance Committee Charter, considers diversity in identifying director nominees.  The committee considers racial and gender diversity, as well as diversity in business and educational experience, among all of the directors as part of the total mix of information it takes into account inidentifying nominees.  All of the Company’s policies, and their effectiveness, are reviewed by the Board of Directors on an annual basis.

          In serving as the executive compensation committee, our Governance Committee reviews our compensation policies and recommends to the Board the compensation levels and compensation programs for executive officers and board and committee fees paid to the directors.  The ultimate decisions about compensation levels and compensation programs are made by our full Board, which may accept or reject the recommendations of the Committee.  The Chief Executive Officer provides information to assist the Committee in its deliberations but does not make recommendations relating to the elements and amounts of executive officer compensation.

          The Compensation Committee does not delegate its authority to recommend compensation levels and programs to any other persons.  However, the Committee does delegate responsibility for administering parts of our compensation programs to our Human Resources Department.  As discussed under the caption “Compensation of Directors and Executive Officers — Compensation Discussion and Analysis — Compensation Consultants,” the Governance Committee utilizes compensation studies provided by an independent third party consultant to assist it in its deliberations about executive compensation.

Audit Committee

          We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee is responsible for appointment of the independent auditors and oversees the internal and external audit functions. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is attached as “Appendix B” to this Proxy Statement.  This charter is not posted on the Bank’s website.  The members of the Audit Committee are Dana P. Arneman, Jr., James W. Barnette, Jr., and William O. Marsh.  Each current member of the Audit Committee is independent as defined in the Nasdaq Rules.  Harold G. Cushman, Jr. and Edward T. Kelaher, who served on the Audit Committee for a portion of 2011, were also independent as defined in the Nasdaq Rules.  The Audit Committee met twelve times in 2011.

Board Leadership Structure

          Our Bylaws provide that the Board may designate a chairman, who shall perform such functions and have such responsibilities as our Board shall assign from time to time.  Our Bylaws further provide that two or more offices may be held by the same person, and the offices of chairman and chief executive officer may be held by the same person.  Our Bylaws also make it clear that the business and affairs of the Company are managed under the direction of the Board of Directors and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time.

          Since the Company’s inception in 1985, the roles of Chairman of the Board and Chief Executive Officer of our Company have been held by different persons; and we have found that separating the roles has worked well.  However, our Board does not have a specific policy as to whether the role of chairman and chief executive officer should be held by separate persons, but rather makes an assessment of the appropriate form of leadership structure on a case-by-case basis. The Board believes that this issue may be part of the succession planning process and recognizes that there are various circumstances that could weigh in favor of or against both combination and separation of these offices.  The Board believes it is in the best interests of the Company for the Board to make such a determination in light of current circumstances when it considers the selection of a new chief executive officer or at such other time as is appropriate.

Board’s Role in Risk Oversight

          Our Board is actively involved in the oversight of risks that could affect our Company.  The Board receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic risks.  These reports are reviewed by the full Board, or where responsibility for a particular area of risk oversight is delegated to a committee of the Board, that committee reviews the report and then reports to the full Board.  Our regulators also send periodic reports of examination to our directors, which contain the regulators’ assessments of various risks facing our Company and our Bank, as well as their assessments of our handling of those risks.  Accordingly, oversight of risk is a constant element of the functions of our Board.

Director Nomination Process

          As noted above, our Governance Committee functions as our Nominating Committee.  In recommending director candidates, the Governance Committee takes into consideration such factors as it deems appropriate based on the Company’s current needs. These factors may include skills such as understanding of banking and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate’s experience and business background and other Board members’ experience and business background, as well as the candidate’s ability to devote the required time and effort to serve on the Board.

          Our Governance Committee will consider for nomination by the Board those director candidates recommended by shareholders if the shareholders comply with the following requirements.  If you wish to recommend a candidate to the Board for consideration as a Board of Directors’ nominee, you must submit in writing to the Governance Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve.  This information must be delivered to the Chairman of the Governance Committee at our address and must be received no later than December 11 in any year for a potential candidate to be considered as a potential Board of Directors’ nominee.  The Governance Committee may request further information if it determines a potential candidate may be an appropriate nominee.  Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Governance Committee candidates receive.

          Director candidates recommended by shareholders will not be considered for recommendation by the Board as potential Board of Directors’ nominees if the shareholder recommendations are received later than December 11 in any year.  Nevertheless, shareholders may make their own nominations of director candidates for election at the annual meeting if they follow the procedures set forth in the Company’s Bylaws.  Such nominations must be made in writing and must be delivered or mailed to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding Annual Meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Our Bylaws further provide that the notice must set forth certain information concerning such shareholder and his or her nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as Director of the Company if so elected.  The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.  Nominations not made in accordance with this requirement may be disregarded by the presiding officer of the meeting; and upon his instructions, the Corporate Secretary shall disregard all votes cast for each such nominee.

Shareholder Communications with the Board of Directors

          If you wish to send communications to the Board of Directors, you should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, CNB Corporation, Post Office Drawer 320, 1400 Third Avenue, Conway, South Carolina 29528.  Upon receipt of any such communications, our Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication.  Our Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder and the subject of the communication relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

          In the case of communications addressed to our Board of Directors, our Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board.  In the case of communications addressed to our independent or outside directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Audit Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

Code of Ethics

          We have adopted a code of ethics applicable to our principal executive officer and principal financial officer, and they have acknowledged receipt of the code of ethics and agreed to comply with it.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

          Our Board of Directors believes that, to continue its success, our Company and our Bank must focus on retaining and attracting highly qualified key executives, officers, and directors. Setting compensation levels that are competitive in the market is key to that initiative.  Equally important with setting competitive levels of compensation is tying compensation to personal and company performance.  Accordingly, our Board of Directors is committed to developing an overall compensation program that is designed to attract, motivate, reward, and retain senior management by providing competitive total compensation opportunities based on performance, leadership, teamwork, and the creation of shareholder value.

          Our Governance Committee, which acts as our executive compensation committee, has undertaken to design an overall compensation strategy that is intended to:

▪	Compensate executives fairly and commensurate with their relative duties and responsibilities within our Company and/or our Bank;
▪	Compensate executives with competitive salaries based on a comparison of their positions with positions at financial institutions of a similar size in our market area; and
▪	Align performance criteria on which compensation decisions are based with our performance and our shareholders’ interests.

Components of Compensation and Performance Measures

          The Board has adopted a Compensation Committee Charter which breaks out executive compensation into the following components:

▪	Base salary;
▪	Performance-based bonuses and incentive awards;
▪	Retirement benefits; and
▪	Other benefits and perquisites comparable to those provided by peer institutions.

          The Governance Committee makes its decisions about allocations between long-term and current compensation, allocations between cash and non-cash compensation, and allocations among various forms of compensation, in its discretion based on its subjective assessment of how these allocations will best meet our overall compensation goals outlined above.

          A primary goal in the determination of base salaries is to establish an appropriate framework for ensuring that base salaries are competitive and consequently provide some assurance of the executive’s continued employment.  Performance-based awards are designed to align the goals of management with those of the shareholders in the form of both short- and long-term rewards.  Retirement benefits are designed to assist executives in providing themselves with a financially secure retirement.  Reasonable other benefits and perquisites are provided to executives on a basis comparable to those provided by peer institutions.  The Company’s overall compensation objectives are broadly defined.  The specific percentage award of any individual component as a percentage of total awards is a function of: 1) the subjective opinion of the Governance Committee as to the appropriateness of an individual award, and 2) the prevailing mix of award privileges in the banking industry.  All recommendations for awards are subject to the discretion of the full Board.

          Because performance awards are based on predetermined criteria established by the Board of Directors upon the recommendation of the Governance Committee, existing gains associated with prior awards are not considered in the process of determining current awards.  The Committee does, however, periodically review the appropriateness of percentage awards through reviews of trends including peer practices.  The CEO of the Company assists the Governance Committee in any manner appropriate which the committee may from time to time request.  This includes providing market data in the form of salary surveys, other available peer data, and financial and other performance information.  The CEO may also meet with the committee, at the committee’s request, to answer questions or address other concerns the committee may have. However, the CEO does not participate in the formation of recommendations determined by the committee; and all executive compensation is approved by the full Board.

          For 2011, base salary comprised approximately 87.3% of total executive officer compensation, growth in the benefit value from the Executive Supplemental Income Plan comprised approximately 3.2% of total executive officer compensation, and all other compensation comprised approximately 9.5% of total executive officer compensation, including perquisites which comprised approximately .2% of total executive officer compensation.  The Company did not award or pay any bonuses or incentive compensation to executive officers for 2011.

          A more detailed discussion of each of these components of executive compensation, the reasons for awarding such types of compensation, the considerations in setting the amounts of each component of compensation, the amounts actually awarded for the periods indicated, and various other related matters is set forth in the sections below.

Compensation Consultants

          The Governance Committee uses Johanson Group Management Consulting Services, an independent third party consultant retained by management, to assist in setting appropriate levels of compensation for all salaried employees.  The services provided by the consultant include:

▪	Collecting and analyzing market data for comparably sized and located peer institutions;
▪	Reviewing all elements of compensation to offer a clearer picture of our Company’s and our Bank’s current compensation programs; and
▪	Examining our Company’s and our Bank’s compensation program in relation to peer financial institutions and evaluating how well it supports our stated objectives.

          Services provided by the consultant with respect to executive compensation are limited to providing ranges for base salary, and do not currently include advice with respect to other forms of executive compensation

Use of Market Surveys and Peer Group Data

          To remain competitive in the executive workforce marketplace, we believe it is important to consider comparative market information about compensation paid to executive officers of other financial institutions in our market area, the State of South Carolina, and the Southeastern United States, as well as compensation paid to other executives with similar levels of skills and responsibility in those areas.  We want to be able to attract and retain highly skilled and talented executive officers who have the ability to carry out our short- and long-term goals.  To do so, we must be able to compensate them at levels that are competitive with compensation offered by other companies in our business or geographic marketplace that seek similarly skilled and talented executives.  The market survey information we use is derived from publicly available compilations prepared by regional investment banking firms in the Southeast.  The survey data is utilized in conjunction with salary ranges recommended by the Bank’s Job Evaluation Salary Administration Program (JESAP), discussed in the section of the same name below, to determine the appropriate range for each executive position.

          During 2011 the Committee reviewed the following market survey information:

▪	American Bankers Association 2011 Compensation and Benefits Survey (Middle Southeast and National Peer)
▪	Bank Administration Institute 2011 Compensation and Benefits Survey (Southeast and National Peer)
▪	Bank Cash Compensation Survey 2011 (Southeast and National Peer)
▪	South Carolina Bankers Association 2011 Compensation and Benefits Survey (All participating S.C. Banks and participating S.C. Peer Banks)
▪	Salary Source (web-based subscription service)
▪	Watson Wyatt 2011 Compensation and Benefits Survey (Middle Southeast and National Peer)

Other Factors Considered

          In addition to considering market survey comparisons in setting compensation, we consider other current professional industry publications, i.e. SNL Comparative Compensation Reports and professional articles such as “Today’s Compensation Environment – 2011” (10th Edition), Appelbaum, Bean, and Leone, November 2011, McLagan/AON Hewitt Fact-Based Advice.  We also consider each executive’s knowledge, skills, scope of authority and responsibilities, job performance and tenure with us as an executive officer, as well as our perception of the fairness of the compensation paid to each executive in relation to what we pay our other executive officers.

          We review our compensation program and levels of compensation paid to all of our executive officers annually and make adjustments based on the foregoing factors as well as other subjective factors.

Timing of Executive Compensation Decisions

          Annual salary reviews and adjustments and incentive and phantom stock awards are routinely made in December of each year.  Compensation determinations may also be made at other times during the year in the case of newly hired executives or promotions of existing employees.  The committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.  Awards are made and/or accrued in December of each year based on projected performance for the current operating year.

Base Salaries

          Base salaries are initially set at levels believed to be externally competitive and internally equitable.   As noted above, in determining external competitiveness, we consider peer group comparisons from survey data for executives with similar levels of skill and responsibility at other financial institutions of comparable size and complexity in our market area, the State of South Carolina, and the Southeastern United States.  In determining internal equity, we consider criteria such as the executive’s knowledge, experience, skill, scope of decisions to be made, and level of authority.

          Increases in base salary are determined based upon the performance of the Company and the performance evaluation of the individual executive.

          For 2011, base salaries were set within the salary range determined appropriate by the Governance Committee for each individual executive based upon the survey data listed above and commensurate with the individual executive’s skill, experience, and performance.

Incentive Compensation

          The Board has established an incentive compensation program that provides for annual short-term, intermediate-term, and long-term incentive compensation equal to percentages within specified ranges of base salary based on the level of our corporate performance with respect to the following:

▪	return on average assets for the current year;
▪	return on average equity for the prior three years; and
▪	earnings per share growth for the prior five years.

          The Board of Directors upon the recommendation of the Governance Committee has set required performance levels for low to moderate percentage awards at reasonably obtainable levels.  Required performance levels for higher and top percentage awards have been established at levels which would represent excellent and/or unusual performance.  The performance level awards for the threshold, target, and maximum awards based on those levels are more specifically described in the notes to the “Executive Compensation – 2011 Grants of Plan-Based Awards” table.  The Board may make adjustments to award levels in its discretion.

Phantom Stock Deferred Compensation Plan and Executive Supplemental Income Agreements

          From time to time, we award phantom stock units under the Phantom Stock Deferred Compensation Plan.  Each phantom stock unit is equivalent in value to one share of our common stock at market value.  The number of units is required to be equitably adjusted and restated to reflect changes in the number of common shares outstanding resulting from stock splits, stock dividends, stock issuances, and stock redemptions, and to reflect cash dividends paid to our common shareholders. The units are credited with appreciation, if any, in the market value of the unit as compared to the initial value per unit.  The cash value of the units, together with interest, is paid in installments after the executive’s death, retirement, or separation from service.

          Our Board believes that phantom stock awards provide an incentive that focuses each executive’s attention on managing our Company from the perspective of a shareholder with an equity stake in the business.  We believe that the costs to our Company of granting phantom stock units as opposed to paying additional cash compensation, including the impact on earnings under the accounting rules for stock-based compensation, are far outweighed by the benefits provided to us in terms of providing incentives to our executive officers to increase earnings and shareholder value.  We do not award phantom stock units every year.  Awards are made based upon pre-defined criteria established by the Board of Directors, barring any unusual activities involving the Company.  The Committee has not granted any phantom stock awards since 2004.  The phantom stock units are discussed in more detail in the section “— Plans or Agreements that Provide for Potential Payments upon Termination or a Change of Control — Phantom Stock Deferred Compensation Plan.”

          We have also entered into Executive Supplemental Income Agreements that provide our executive officers (or their beneficiaries, if applicable) with pre-retirement death and disability benefits and post-retirement annuity benefits.  These arrangements are designed to encourage our executive officers to continue their employment with us by providing increased benefit levels as their years of service with us increase.  The agreements are discussed in more detail in the section “— Executive Supplemental Income Agreements.”

          The events set forth as triggering events for the payments in the Phantom Stock Plan and in the Executive Supplemental Income Agreements were selected because they are events the Committee believes to be similar to those provided for in many similar agreements for executive officers of financial institutions throughout South Carolina.  It has become increasingly common in South Carolina for community financial institutions to provide for such payments under such conditions.  We believe the change of control arrangements in the plan and the agreements are an important factor in attracting and retaining our executive officers by assuring them financial and employment status protections in the event control of our Company changes.  We believe such assurances of financial and employment protections help free executives from personal concerns over their futures, and, thereby, can help to align their interests more closely with those of shareholders.

Other Benefits

          We also provide our executive officers with insurance benefits provided to all other employees and make contributions to our 401(k) Profit Sharing and Savings Plan on their behalf on the same basis as contributions are made for all other employees.  The Governance Committee has determined that providing such benefits helps to retain key executives and is an important factor in keeping our executive compensation packages competitive in our market area.

          We also pay club dues for each of our executives participating in clubs, automobile allowances, and life insurance.  In addition, we pay for our executives and their spouses to attend certain banking conventions and seminars.  The Governance Committee has determined that these benefits play an important role in our executive officers’ business development activities on behalf of our Company.

          All of the foregoing additional elements of compensation awarded to named executives in 2011 were set at levels believed to be competitive with other financial institutions in South Carolina.

Federal Tax Considerations Related to Executive Compensation

          The various forms of compensation provided by the Company involve differing tax consequences.  The tax consequences of the major components of compensation are outlined below:

          Base salaries, cash incentives, and automobile allowances represent tax deductible expenses for the Company and taxable income for the executive.  Amounts expensed under the Company’s 401(k) plan are tax deductible expenses for the Company and represent deferred taxable income to employees.  The Phantom Stock and Executive Supplemental Income Plans are not qualified under the Internal Revenue Code and amounts expensed under the plans are not tax deductible for the Company.  These amounts represent deferred income to the executives which become taxable at the time the sums are payable.

Specific 2011 Compensation Decisions for Messrs. Duncan, Sanders, Benson, Freeman, Thomas, and Hyman

          We set 2011 base compensation for Mr. Duncan, our President and Chief Executive Officer, at $233,712 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain corporate financial goals as prescribed by the Board, including financial performance ratios and various measures of financial position, and appropriately within the range as determined by the Governance Committee.

          We set 2011 base compensation for Mr. Sanders, our Executive Vice President and Chief Financial Officer, at $201,585 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain corporate financial goals prescribed by the Board, including financial performance ratios and various measures of financial position, and appropriately within the range as determined by the Governance Committee.

          We set 2011 base compensation for Mr. Benson,  Senior Vice President of The Conway National Bank, at $130,223 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals based on his primary responsibilities as Senior Vice President, and appropriately within the range as determined by the Governance Committee.

          We set 2011 base compensation for Mr. Freeman, our Senior Vice President and Coastal Area Executive of The Conway National Bank, at $178,190 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals based on his primary responsibilities as Senior Vice President and Coastal Area Executive, and appropriately within the range as determined by the Governance Committee.

          We set 2011 base compensation for Mr. Thomas, our Senior Vice President and Chief Credit Officer of The Conway National Bank, at $151,394 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals based on his primary responsibilities as Senior Vice President and Chief Credit Officer, and appropriately within the range as determined by the Governance Committee.

          We set 2011 base compensation for Mr. Hyman, our Senior Vice President and Inland Area Executive of The Conway National Bank, at $143,323 based on his knowledge, skills, scope of authority and responsibilities, job performance, tenure, the accomplishment of certain goals based on his primary responsibilities as Senior Vice President and Inland Area Executive, and appropriately within the range as determined by the Governance Committee.

          We did not increase the base compensation for any of the officers above in 2011, and we did not award any such officers incentive compensation for 2011 because the predetermined criteria outlined in the “— Incentive Compensation” section above were not met.

Job Evaluation Salary Administration Program (JESAP)

          The Job Evaluation Salary Administration Program Committee (JESAP), composed of seven Bank officers, is charged with responsibility for establishing job position descriptions; applying values to each job position in the form of a salary range; and obtaining salary surveys at a local, regional, and national level to determine that salary ranges were consistent with the industry and peers.   The JESAP Committee also uses Johanson Group Management Consulting Services to aid it in this process.  Pursuant to the JESAP process, for each Bank employee, including the Chief Executive Officer and all executive officers, a salary minimum, midpoint, and maximum is established.  The Governance Committee utilizes the survey data and the ranges resulting from the JESAP process to determine recommended ranges and salaries for executive management.

Executive Compensation Agreements

          The Company has not entered into any executive compensation agreements with Messrs. Duncan, Sanders, Benson, Freeman, Thomas, or Hyman.

Security Ownership Guidelines and Hedging

          We do not have any formal security ownership guidelines for our executive officers or any policies regarding our executive officers’ hedging the economic risk of ownership of our shares.

Financial Restatement

          The Board of Directors does not have a policy with respect to adjusting retroactively any cash or equity based incentive compensation paid to our executive officers where payment was conditioned on  achievement  of  certain  financial results  that were subsequently restated or otherwise  adjusted  in a  manner that  would  reduce the size of an award or payment, or with respect to recovery of any amount determined  to  have  been  inappropriately received by an individual executive.  If such a restatement were ever to occur, the Board would expect to address such matters on a case-by-case basis in light of all of the relevant circumstances.

2011 Non-binding Shareholder Advisory Votes on Executive Compensation and Frequency of Votes on Executive Compensation

          Pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934 and related Securities and Exchange Commission regulations, at our 2011 Annual Meeting of Shareholders, we submitted to our shareholders a non-binding advisory vote on approval of executive compensation and a non-binding advisory vote on whether to hold the non-binding advisory vote on executive compensation every year, every two years, or every three years.  At its September 27, 2011 meeting, the Board of Directors took into consideration that 98.8% of the shares voting on the advisory vote on executive compensation had voted in favor of the proposal, and based on the favorable support, the Board concluded that no material changes were necessary in 2011 with respect to such compensation.  The Board also took into consideration that 89.5% of shares voting on the advisory vote on frequency voted for three years, and, according, has set the current frequency of the advisory vote on executive compensation at three years.  The next such vote will be at the 2014 Annual Meeting of Shareholders.

Compensation Committee Report

          Our Governance Committee (acting as Compensation Committee) has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management of our Company.  Based on that review and discussion, the Committee recommended that the “Compensation Discussion and Analysis” be included in our 2011 Annual Report on Form 10-K and in this Proxy Statement.

James W. Barnette, Jr.        William O. Marsh        Lynn G. Stevens

Compensation Committee Interlocks and Insider Participation

          As previously stated, the Governance Committee serves our Company in the capacity of the Compensation Committee.  The members of the Governance Committee of the Board are James W. Barnette, Jr., William O. Marsh, and Lynn G. Stevens.

Executive Officer Compensation

              The following table sets forth information about compensation awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer, Senior Vice President, Senior Vice President and Coastal Area Executive, Senior Vice President and Chief Credit Officer, and Senior Vice President and Inland Area Executive of our Bank for their services for the past three years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(1)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)
W. Jennings Duncan President and Chief Executive Officer	2011 2010 2009	233,712 233,712 233,712	0 0 0	0 0 0	0 0 0	0 0 11,461	13,212 11,777 10,484	20,687 21,035 22,723	267,611 266,524 278,380
L. Ford Sanders, II Executive Vice President and Chief Financial Officer	2011 2010 2009	201,585 201,585 201,585	0 0 0	0 0 0	0 0 0	0 0 12,974	1,273 1,128 999	24,420 24,491 23,249	227,278 227,204 238,807
William R. Benson Senior Vice President	2011 2010 2009	130,223 130,223 127,223	0 0 0	0 0 0	0 0 0	0 0 9,366	6,389 5,695 5,070	23,981 24,042 23,499	160,593 159,960 165,158
Marion E. Freeman, Jr. Senior Vice President	2011 2010 2009	178,190 178,190 175,190	0 0 0	0 0 0	0 0 0	0 0 10,551	6,852 6,108 5,431	14,914 15,304 17,681	199,956 199,602 208,853
Phillip H. Thomas Senior Vice President	2011 2010 2009	151,394 151,394 148,394	0 0 0	0 0 0	0 0 0	0 0 10,165	7,473 6,664 5,937	17,091 17,143 17,193	175,958 175,201 181,689
M. Terry Hyman Senior Vice President	2011 2010 2009	143,323 143,323 140,323	0 0 0	0 0 0	0 0 0	0 0 9,842	3,169 2,824 2,514	12,166 12,104 12,769	158,658 158,251 165,448

(1)

See “Compensation Discussion and Analysis - Incentive Compensation” for further discussion of these awards.  Goals for 2011 were not met, so no non-equity incentive plan compensation was paid in 2011.  The threshold, target, and maximum amounts that could have been awarded in 2011 are set forth in the 2011 Grants of Plan-Based Awards table.

(2)

Amounts in this column represent the aggregate change in the actuarial present value of accumulated benefits under the Executive Supplemental Income Agreements from the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the current fiscal year.

(3)

Includes the Company’s contributions to our 401(k) Profit Sharing and Savings Plan, premiums for medical insurance, disability insurance, life insurance, and automobile allowance and expenses, and perquisites.  All other compensation for 2011 is set forth in the table below:

2011 All Other Compensation

Name	401(k)	Medical	Disability	Life	Automobile	Perquisites and Personal benefits (1)
W. Jennings Duncan	9,348	9,623	667	66	983	0
L. Ford Sanders, II	8,064	9,623	667	66	6,000	0
William R. Benson	5,209	9,623	482	66	7,800	801
Marion E. Freeman, Jr.	0	9,623	659	66	3,780	786
Phillip H. Thomas	6,056	9,623	560	66	0	786
M. Terry Hyman	5,733	5,397	530	66	0	440

(1)	Includes club dues and travel expenses for spouse to attend conventions, if any.

2011 Grants of Plan-Based Awards

Name	2011 Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($) (4)	Target ($) (5)	Maximum ($) (6)
W. Jennings Duncan
Short-Term Incentive Award (1)	3,921	21,450	38,978
Intermediate-Term Incentive Award (2)	5,843	17,528	29,214
Long-Term Incentive Award (3)	5,843	17,528	29,214
	15,607	56,507	97,406
L. Ford Sanders, II
Short-Term Incentive Award (1)	3,520	18,639	33,758
Intermediate-Term Incentive Award (2)	5,040	15,119	25,198
Long-Term Incentive Award (3)	5,040	15,119	25,198
	13,599	48,876	84,154
William R. Benson
Short-Term Incentive Award (1)	2,628	12,395	22,161
Intermediate-Term Incentive Award (2)	3,356	9,767	16,278
Long-Term Incentive Award (3)	3,256	9,767	16,278
	9,139	31,928	54,717
Marion E. Freeman, Jr.
Short-Term Incentive Award (1)	3,227	16,592	29,956
Intermediate-Term Incentive Award (2)	4,455	13,364	22,274
Long-Term Incentive Award (3)	4,455	13,364	22,274
	12,137	43,320	74,503
Phillip H. Thomas
Short-Term Incentive Award (1)	2,892	14,247	25,602
Intermediate-Term Incentive Award (2)	3,785	11,355	18,925
Long-Term Incentive Award (3)	3,785	11,355	18,925
	10,462	36,957	63,451
M. Terry Hyman
Short-Term Incentive Award (1)	2,792	13,541	24,290
Intermediate-Term Incentive Award (2)	3,583	10,749	17,915
Long-Term Incentive Award (3)	3,583	10,749	17,915
	9,958	35,039	60,121

(1)

The Board of Directors, upon the recommendation of the Governance Committee, awards short-term cash incentive payments in a range of $1,000 plus 1% to 13% of salary based on a current year operating return on average assets (ROA) in a range of 1.00% to 1.44%.  All awards are subject to adjustment at the discretion of the Board.  For 2011, ROA was .13%, so no short-term incentive awards were earned or paid.

(2)

The Board of Directors, upon the recommendation of the Governance Committee, awards intermediate-term cash incentive payments in a range of 2% to 10% of salary based on the three-year average return on average equity (ROE) in a range of 11.00% to 15.00%.  All awards are subject to adjustment at the discretion of the Board.  Average ROE for the three years ended December 31, 2011 was 2.82%, so no intermediate incentive awards were earned or paid.

(3)

The Board of Directors, upon the recommendation of the Governance Committee, awards long-term cash   incentive payments in a range of 2% to 10% of salary based on the five-year average earnings per share growth rate (EPS) in a range of 4.00% to 12.00%.  All awards are subject to adjustment at the discretion of the Board.  The Board, in its discretion, may also award long-term incentive awards in the form of cash and/or convert the awarded amounts to phantom stock shares.  Average EPS growth for the five years ended December 31, 2011 was (22.60)%, so no long-term incentive awards were earned or paid.

(4)

The threshold level of possible incentive awards represents the minimal level of performance required for the possible incentive awards and the amounts of minimum possible incentive awards.  All incentive awards are subject to adjustment at the discretion of the Board.

(5)

The target level of possible incentive awards represents the Board’s expected and/or anticipated level of performance and the Board’s expected and/or anticipated amounts of incentive awards.  All incentive awards are subject to adjustment at the discretion of the Board.

(6)

The maximum level of possible incentive awards represents the Board’s limitation of possible incentive awards.  The Board considers performance at these levels unusual and rarely obtainable.  All incentive awards are subject to adjustment at the discretion of the Board.

Executive Compensation Agreements

          The Company has not entered into any executive compensation agreements with Messrs. Duncan, Sanders, Benson, Freeman, Thomas, or Hyman.

Outstanding Equity Awards at 2011 Fiscal Year-End

          The following table provides information about unvested phantom stock units our executive officers held at the end of 2011.  Information about phantom stock units is set forth under the caption “— Plans or Agreements that provide for Potential Payments upon Termination or a Change of Control — Phantom Stock Deferred Compensation Plan.”

Stock Awards
Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock that have Not Vested (#)(1)	Market Value of Shares or Units of Stock that have Not Vested ($)
W. Jennings Duncan	703.57	39,224
William R. Benson	220.04	12,267
Marion E. Freeman, Jr.	495.45	27,622
Phillip H. Thomas	303.90	16,942
M. Terry Hyman	368.96	20,570

(1)

Phantom stock awards are considered by the Board of Directors on an annual basis for award on December 31 of each year.  The Board has not awarded any phantom stock awards since 2004. The rate of vesting is determined based on the age of each participant at the time he or she is entered into the plan.  All participants are vested at 68% at the time they are entered into the plan.  The vesting percentage is increased by 4% each year up to the year the participant becomes 80% vested.  From this point, the participant remains vested at 80% until age 56 when the vesting percentage is increased by 2% each year until the participant is 100% vested at age 65.  Mr. Sanders is not currently a participant in this plan.

2011 Option Exercises and Stock Vested

          The following table provides information about phantom stock units in which our executive officers vested during 2011.  Phantom stock units are paid out in cash, with interest, in installments after the executive’s death, retirement, or separation from service.  See “Plans or Agreements that Provide for Potential Payments upon Termination or a Change of Control — Phantom Stock Deferred Compensation Plan.”

Stock Awards
Name	Number of Shares or Units of Stock that Vested during 2011 (#)	Market Value of Shares or Units of Stock that Vested during 2011 ($)
William R. Benson	31.44	1,753
Phillip H. Thomas	43.41	2,420

          We do not have any stock option plans, and none of our executive officers has outstanding stock options.

Pension Benefits

          The following table provides information about benefits payable to our executive officers under the Executive Supplemental Income Agreements, which are described below.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
W. Jennings Duncan	Executive Supplemental Income Agreement	29	103,409	0
L. Ford Sanders, II	Executive Supplemental Income Agreement	24	9,044	0
William R. Benson	Executive Supplemental Income Agreement	26	50,024	0
Marion E. Freeman, Jr.	Executive Supplemental Income Agreement	29	53,064	0
Phillip H. Thomas	Executive Supplemental Income Agreement	26	59,082	0
M. Terry Hyman	Executive Supplemental Income Agreement	27	24,703	0

(1)

The present value is calculated as of  December 31, 2011, which is the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2011.  The assumptions used to calculate the amounts in this column are set forth in Note 15 to our audited financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Executive Supplemental Income Agreements

          As reflected in the “Pension Benefits” table above, we have entered into Executive Supplemental Income Agreements with our executive officers.  The Executive Supplemental Income Agreements provide for pre-retirement death or disability benefits and post-retirement annuity benefits.  The agreements are designed to encourage executive officers to continue their employment by providing increased benefit levels as their years of service increase.

          The agreements provide for post-retirement benefits designed to supplement the executive's retirement benefits from Social Security in order to provide him with a certain percentage of his final average income at retirement age. The agreements provide that, if the executive reaches age 65 (or later at the election of the Board and the executive) while covered by the agreement, his retirement benefit will be fully vested and non-forfeitable, and he may elect to terminate his employment and begin receiving payments in equal monthly installments beginning on the first business day of the month following such termination.  The retirement benefit payable is calculated as follows:  The post-retirement benefit is set at 45% of salary existing at the time the Company and the executive entered into the agreement, less anticipated social security benefits.  We currently project that, upon their reaching age 65, we would be required to pay each of Messrs. Duncan, Sanders, Benson, Freeman, Thomas, and Hyman 180 equal monthly installments of approximately $3,098, $562, $1,046, $1,770, $1,371, and $1,013, respectively.

          The agreements provide that, if the executive dies while covered by the agreement and prior to retirement or disability, his beneficiary will be paid a pre-retirement death benefit calculated as follows:  The Executive Supplemental Income Agreements provide a pre-retirement death benefit based upon a percentage of salary existing at the time the Company and the executive enter into the agreement paid to the named beneficiary over a period of 15 years on a decreasing basis.  The percentage of salary paid for each of the fifteen years is as follows:  Year 1 – 75%, Years 2 through 5 – 50%, and Years 6 through 15 – 35%.  Such benefit will be paid in equal monthly installments beginning on the first business day of the month following death.  If Mr. Duncan had died on December 31, 2011, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $7,625 each for Year 1, 48 equal monthly installments of approximately $5,083 each for Years 2-5, and 120 equal monthly installments of approximately $3,583 each for Years 6-15.  If Mr. Sanders had died on December 31, 2011, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $3,167 each for Year 1, 48 equal monthly installments of approximately $2,125 each for Years 2-5, and 120 equal monthly installments of approximately $1,500 each for Years 6-15.  If Mr. Benson had died on December 31, 2011, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $4,250 each for Year 1, 48 equal monthly installments of approximately $2,833 each for Years 2-5, and 120 equal monthly installments of approximately $2,000 each for Years 6-15.  If Mr. Freeman had died on December 31, 2011, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $5,333 each for Year 1, 48 equal monthly installments of approximately $3,542 each for Years 2-5, and 120 equal monthly installments of approximately $2,500 each for Years 6-15.  If Mr. Thomas had died on December 31, 2011, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $4,708 each for Year 1, 48 equal monthly installments of approximately $3,125 each for Years 2-5, and 120 equal monthly installments of approximately $2,208 each for Years 6-15.  If Mr. Hyman had died on December 31, 2011, we would have been required to pay his beneficiary 12 equal monthly installments of approximately $4,000 each for Year 1, 48 equal monthly installments of approximately $2,667 each for Years 2-5, and 120 equal monthly installments of approximately $1,875 each for Years 6-15.

          If the executive becomes disabled, as determined by the Board of Directors, while covered by the agreement, he may elect to begin to receive a disability benefit at any time after being declared disabled.  The disability benefit is calculated, at the officer’s election, in monthly installments for a period certain of a payment amount necessary to amortize the Benefit Accrual at the interest rate used for deferring the accounting liability or a life annuity utilizing the UP84 Mortality Table and the interest rate used for determining the accounting liability, the present value of such annuity equaling the present value of the benefit.  The executive may only elect to receive such a disability benefit if he is not receiving any other benefit payments under the Executive Supplemental Income Agreement.  If Mr. Duncan had become disabled and elected to receive the disability benefits at December 31, 2011, he would have been entitled to a total of approximately $236,419, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Sanders had become disabled and elected to receive the disability benefits at December 31, 2011, he would have been entitled to a total of approximately $23,930, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Benson had become disabled and elected to receive the disability benefits at December 31, 2011, he would have been entitled to a total of approximately $104,758, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Freeman had become disabled and elected to receive the disability benefits at December 31, 2011, he would have been entitled to a total of approximately $124,138, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Thomas had become disabled and elected to receive the disability benefits at December 31, 2011, he would have been entitled to a total of approximately $127,360, the total of the equal monthly installments based on a period certain to age 80.  If Mr. Hyman had become disabled and elected to receive the disability benefits at December 31, 2011, he would have been entitled to a total of approximately $60,722, the total of the equal monthly installments based on a period certain to age 80.

          The agreements provide further that, if the executive reaches age 55 while covered by the agreement, his early retirement benefit will be fully vested and non-forfeitable, and he may elect early termination of his employment and begin receiving payments in equal monthly installments beginning on the first business day of the month following such termination.  The early retirement benefit payable is calculated as follows:  The early retirement benefit, at the officer’s election, is payable in monthly installments for a period certain of a payment amount necessary to amortize the benefit accrual at the interest rate used for determining the accounting liability or a life annuity utilizing the UP84 Mortality Table and the interest rate used for determining the accounting liability, the present value of such annuity being equal to the present value of the benefit.  If the executive dies after commencement of retirement or early retirement benefits, his remaining benefits will continue to be paid to his beneficiary.  As of December 31, 2011, Mr. Duncan, Mr. Benson, Mr. Freeman, and Mr. Thomas were fully vested in these benefits or eligible for early retirement.  If Mr. Duncan had elected early retirement at December 31, 2011, he would have been entitled to receive $178,740, the total of the monthly benefits of $993 per month payable for 180 months.  If Mr. Benson had elected early retirement at December 31, 2011, he would have been entitled to receive $86,400, the total of the monthly benefits of $480 per month payable for 180 months.  If Mr. Freeman had elected early retirement at December 31, 2011, he would have been entitled to receive $91,800, the total of the monthly benefits of $480 per month payable for 180 months.  If Mr. Thomas had elected early retirement at December 31, 2011, he would have been entitled to receive $102,060, the total of the monthly benefits of $567 per month payable for 180 months.

          To continue to be covered by the agreements, the executive must be continuously employed by us from the date of the agreement until the earlier of the date he (i) reaches age 65, (ii) elects early retirement between ages 55 and 65, (iii) is declared disabled under the agreement, or (iv) dies.  The agreements further provide that, while the executive is receiving benefits under the agreement (except in the case of a change of control), the executive is prohibited from competing with us and require the executive to be available for consulting work for us.  Subject to these coverage qualifications, our executives are currently fully vested in, and have a non-forfeitable interest in their benefit accruals. “Benefit accrual” means the aggregate of the accruals for accounting under generally accepted accounting methods of our obligation for the annual retirement benefit amount set forth in the agreement.  The aggregate of the accruals is from the effective date of the agreement to the date of termination of employment.  Upon termination of employment, interest will accrue on the outstanding balance at the interest rate used for determining the accounting liability.

          The agreements provide that, if we are subject to a change of control while the executive is covered by the agreement, he will be fully vested and have a non-forfeitable interest in his benefits under the agreement.  In such case, continuous employment will only be required if the executive voluntarily terminates his employment, is declared disabled, or is discharged without just cause.  “Change of control” is defined by the agreements as: (i) a transaction or series of transactions by which ownership of more than 25% of our common stock or of our Bank’s common stock is sold, or substantially all of our Bank’s assets are sold, to a person who does not already hold at least 25% of our common stock or of our Bank’s common stock; (ii) a transaction or series of transactions in which our Bank is combined with another business entity after which combination the persons who had owned at least 25% of our common stock or our Bank’s common stock on the effective date of the Executive Supplemental Income Agreement no longer own at least 25% of the voting stock of the combined entity; or (iii) a transaction or series of transactions in which at least 25% of our common stock or the common stock of our Bank is acquired by a person who did not own at least 25% of our common stock or our Bank’s common stock on the effective date of the Executive Supplemental Income Agreement.  If we had been subject to a change of control and, as of December 31, 2011, any of our executives had died, voluntarily terminated his employment, terminated his employment as a result of disability, or been discharged without cause, he (or his beneficiary) would have been entitled to the amounts outlined in the paragraphs above with respect to any such event.

          We may accelerate the benefits payable under the agreements to a single present value payment with the written consent of the executive or his beneficiary.  In such case, the present value of the future payments will be calculated using the interest rate used for determining the accounting liability of the agreement.  If any of the foregoing events had occurred as of December 31, 2011, and we had chosen to pay the benefits in a lump sum, Mr. Duncan would have been entitled to approximately $103,409 in the event of termination of employment as a result of disability, $103,409 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $480,913 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2011, and we had chosen to pay the benefits in a lump sum, Mr. Sanders would have been entitled to approximately $9,044 in the event of termination of employment as a result of disability, $13,058 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $200,929 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2011, and we had chosen to pay the benefits in a lump sum, Mr. Benson would have been entitled to approximately $50,024 in the event of termination of employment as a result of disability, $50,024 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $268,207 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2011, and we had chosen to pay the benefits in a lump sum, Mr. Freeman would have been entitled to approximately $53,064 in the event of termination of employment as a result of disability, $56,064 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $335,523 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2011, and we had chosen to pay the benefits in a lump sum, Mr. Thomas would have been entitled to approximately $59,082 in the event of termination of employment as a result of disability, $59,082 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $296,185 in the event of his death.  If any of the foregoing events had occurred as of December 31, 2011, and we had chosen to pay the benefits in a lump sum, Mr. Hyman would have been entitled to approximately $24,703 in the event of termination of employment as a result of disability, $28,422 in the event of voluntary termination or discharge without just cause after a change of control at age 55, and his beneficiary would have been entitled to approximately $252,043 in the event of his death.

          The agreements are not qualified under the Internal Revenue Code.  The agreements are unfunded, but certain benefits under the agreements are presently expected to be paid with funds provided by insurance policies owned by the Bank on the lives of the covered executives.

          The foregoing summary discussion of certain provisions of the Executive Supplemental Income Agreements is qualified in its entirety by reference to the agreements which have been filed with the Securities and Exchange Commission and does not create legal or equitable rights to any person.

Profit Sharing and Savings Plan

          The Conway National Bank Profit Sharing and Savings Plan is a defined contribution pension plan that covers all employees who have attained age twenty-one and have a minimum of one year of service.  Upon ongoing approval of the Board of Directors, the Bank matches one hundred percent of employee contributions up to three percent of salary deferred, and fifty percent of employee contributions in excess of three percent and up to five percent of salary deferred. The Board of Directors may also make discretionary contributions to the Plan.  The Plan is a qualified plan under Section 401(k) of the Internal Revenue Code.  For the year ended December 31, 2011, the Bank contributed $382,000 under the plan.

2011 Nonqualified Deferred Compensation

          Neither our Company nor our Bank has plans which provide for the deferral of compensation, by executives or other staff, on a basis that is not tax-qualified.

Plans or Agreements that Provide for Potential Payments upon Termination or a Change of Control

          We provide supplemental benefits to certain key officers under The Conway National Bank Executive Supplemental Income Plan discussed above and a Phantom Stock Deferred Compensation Plan. These plans are not qualified under the Internal Revenue Code.  These plans are unfunded, but certain benefits under the Executive Supplemental Income Plan are presently expected to be paid with funds provided by insurance policies owned by the Bank on the lives of the covered executives.

Phantom Stock Deferred Compensation Plan

          Our Phantom Stock Deferred Compensation Plan provides that we may, at our discretion, award phantom stock units to certain key employees, including Messrs. Duncan, Sanders, Benson, Freeman, Thomas, and Hyman.  Under the plan, “phantom stock” is defined as the hypothetical number of shares that could be purchased on December 31 of the year in which an award was made as determined by dividing the dollar amount of the award by the fair market value of our common stock.  For purposes of the plan, “fair market value” of our common stock is defined as the appraised value of our common stock based on the appraisal performed to determine the value of our common stock for employee plans in the September preceding the date of the award.  For example, if on December 31, 2011, we credited the executive’s phantom stock account with $5,575 (100 shares at $55.75 per share), and the September 2012 appraised value of the common stock were $57.75, per share, the executive’s account would be credited with 3.46 shares of phantom stock associated with this award.  (Dollar amount of the award divided by fair market value equals number of shares of phantom stock credited to the executive’s phantom stock account.)

          The number of units in an executive’s account is required to be equitably adjusted and restated to reflect changes in the number of common shares outstanding resulting from stock splits, stock dividends, stock issuances, and stock redemptions.  The number of units is also required to be equitably adjusted and restated to reflect cash dividends paid to our common shareholders. The units are credited with appreciation, if any, in the market value of the unit as compared to the initial value per unit.  As discussed in more detail below, the cash value of the units, together with interest, is paid to the executive or his beneficiary, as appropriate, in installments after the executive’s death, retirement, or separation from service.  No stock is ever issued to employees pursuant to the plan, and the executive has no rights as a shareholder with respect to phantom stock credited to his account.

          The plan provides that, if the executive’s employment with us is terminated upon his reaching age 65, we are required to pay him the fair market value of the phantom stock credited to his account.  Fair market value is to be determined immediately prior to the date of his termination. We are also required to pay interest on that amount at the rate of eight percent per year, compounded monthly, from December 31 of the year immediately prior to the date of termination of employment until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year, compounded monthly, beginning on the first day of the calendar month following termination of employment.

           If the executive’s employment with us is terminated before he reaches age 65 for any reason other than death or disability, we are required to pay him the fair market value of the phantom stock credited to his account (valued immediately prior to termination of employment), multiplied by a vesting percentage for the year immediately prior to the termination of employment as provided in his phantom stock agreement.  We are also required to pay interest on that amount at the rate shown in his agreement, compounded monthly, from the date of termination of employment until the commencement of payments.  The non-vested portion of the benefit will be forfeited.  We are required to make the payments in 240 equal monthly installments, including interest at the rate set forth in his agreement, compounded monthly, beginning on the first day of the calendar month following the executive’s reaching age 65.  If the executive was employed by us for fewer than ten years at the date of termination of employment, the interest rate will be reduced for each year fewer than ten years for which the executive was employed by us.  If Mr. Duncan’s employment had terminated under this provision of the agreement as of December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $2,762 each commencing on the first day of the month after his reaching age 65.  If Mr. Benson’s employment had terminated under this provision of the agreement as of December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $1,036 each commencing on the first day of the month after his reaching age 65.  If Mr. Freeman’s employment had terminated under this provision of the agreement as of December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $2,066 each commencing on the first day of the month after his reaching age 65.  If Mr. Thomas’ employment had terminated under this provision of the agreement as of December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $1,540 each commencing on the first day of the month after his reaching age 65.  If Mr. Hyman’s employment had terminated under this provision of the agreement as of December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $1,782 each commencing on the first day of the month after his reaching age 65.

          If the executive terminates his employment as a result of disability before he reaches age 65, we are required to pay him the fair market value of the phantom stock credited to his account. Fair market value is to be determined immediately prior to the date of his termination.  We are also required to pay interest on that amount at the rate of eight percent per year, compounded monthly, from December 31 of the year immediately prior to the date of termination of employment until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year, compounded monthly, beginning on the first day of the calendar month following the executive’s reaching age 65.  If Mr. Duncan had become disabled and elected to receive the disability benefits at December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $3,453 each commencing on the first day of the month after his reaching age 65.  If Mr. Benson had become disabled and elected to receive the disability benefits at December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $1,205 each commencing on the first day of the month after his reaching age 65.  If Mr. Freeman had become disabled and elected to receive the disability benefits at December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $2,582 each commencing on the first day of the month after his reaching age 65.  If Mr. Thomas had become disabled and elected to receive the disability benefits at December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $1,791 each commencing on the first day of the month after his reaching age 65.  If Mr. Hyman had become disabled and elected to receive the disability benefits at December 31, 2011, we would have been required to pay him 240 equal monthly installments of approximately $2,227 each commencing on the first day of the month after his reaching age 65.

          If we are subject to a change of control while the executive is employed by us, we are required to pay him the fair market value of the phantom stock credited to his account.  Fair market value is to be determined on the date of the change of control.  We are also required to pay interest on that amount at the rate of eight percent per year from the date of the change of control until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year, compounded monthly, beginning on the first day of the calendar month following the executive’s reaching age 65.  The agreement defines “change of control” as (i) a tender offer made and consummated for 25% or more of our outstanding voting securities; (ii) our merger or consolidation with another entity after which less than 75% of the voting securities of the surviving or resulting entity are owned by persons who were our shareholders immediately prior to the transaction; (iii) a sale of substantially all of our assets to an entity that is not our wholly owned subsidiary; or (iv) an acquisition by any person of 25% or more of our outstanding voting securities.  If a change of control had occurred on December 31, 2011, we would have been required to pay Mr. Duncan 240 equal monthly installments of approximately $3,453 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2011, we would have been required to pay Mr. Benson 240 equal monthly installments of approximately $1,205 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2011, we would have been required to pay Mr. Freeman 240 equal monthly installments of approximately $2,582 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2011, we would have been required to pay Mr. Thomas 240 equal monthly installments of approximately $1,791 each commencing on the first day of the month after his reaching age 65.  If a change of control had occurred on December 31, 2011, we would have been required to pay Mr. Hyman 240 monthly installments of approximately $2,227 each commencing on the first day of the month after his reaching age 65.

          If the executive dies while he is employed by us, we are required to pay his beneficiary the fair market value of the phantom stock credited to his account.  Fair market value is to be determined immediately prior to the date of his death.  We are also required to pay interest on that amount at the rate of eight percent per year, compounded monthly, from December 31 of the year immediately prior to the date of death until the commencement of payments.  We are required to make the payments in 240 equal monthly installments, including interest at the rate of eight percent per year beginning on the first day of the calendar month following the executive’s death.  If Mr. Duncan had died on December 31, 2011, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $1,645 each commencing on the first day of the month following his death.  If Mr. Benson had died on December 31, 2011, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $735 each commencing on the first day of the month following his death.  If Mr. Freeman had died on December 31, 2011, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $1,159 each commencing on the first day of the month following his death.  If Mr. Thomas had died on December 31, 2011, we would have been required to pay his beneficiary 240 monthly installments of approximately $1,015 each commencing on the first day of the month following his death.  If Mr. Hyman had died on December 31, 2011, we would have been required to pay his beneficiary 240 equal monthly installments of approximately $863 each commencing on the first day of the month following his death.

          If the executive dies after benefit payments have commenced, any remaining benefits will be paid to his beneficiary at the same times and in the same amounts as they would have been paid had he lived.  If the executive dies after termination of employment but before commencement of payment of benefits, payment of benefits will be accelerated to the first day of the calendar month following his death.

          The amounts payable under the plan may be reduced to the extent they would be deemed to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

          The plan makes payment of benefits contingent upon the executive not engaging in activities that are competitive to us, without our consent, during the period of his employment and for a period of five years following termination of his employment with us.  Such prohibited competitive activities include engaging in, or becoming interested in, as an owner, member, sole proprietor, partner, or shareholder, or becoming associated with in the capacity of employee, consultant, director, officer, principal, agent, trustee, or in any other capacity, an enterprise conducted within a 25-mile radius of our main office, which enterprise is, or may be deemed to be competitive with our business.  This prohibition on competition does not, however, apply in the event we are subject to a change of control.  Payment of benefits is also contingent upon the executive not soliciting any of our employees or customers without our consent for a period of five years following termination of his employment with us.  If the executive breaches any of these prohibitions, all payments owed to him under his phantom stock agreement will terminate and no further amounts will be due him.

          The foregoing summary discussion of certain provisions of the Phantom Stock Deferred Compensation Plan is qualified in its entirety by reference to the plan which has been filed with the Securities and Exchange Commission and does not create legal or equitable rights to any person.

Executive Supplemental Income Agreements

          The Executive Supplemental Income Agreements we have entered into with our executive officers and the amounts we would have been required to pay our executives under these agreements if the triggering events thereunder had occurred as of December 31, 2011, are discussed above in the section “— Executive Supplemental Income Agreements.”

Compensation of Directors

          In 2011, our Directors who were not Bank officers received $900 for each monthly meeting of the Board of Directors and an additional $300 for each committee meeting attended.  The Chairman of the Board of Directors received an additional $100 per month, and the Chairman of the Audit Committee received an additional $100 per Audit Committee meeting attended.  We do not pay or provide any other types of compensation to our directors.

          The table below provides information about compensation we paid to each of our directors for their service to the Company and the Bank in 2011.  We do not pay directors’ fees to our executive officers who are also directors of the Company and Bank.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)
Dana P. Arneman, Jr.	4,200
James W. Barnette, Jr.	22,500
Harold G. Cushman, Jr.	10,700
Harold G. Cushman, III	16,500
Edward T. Kelaher	15,600
William O. Marsh	20,100
George F. Sasser	16,200
Lynn Gatlin Stevens	19,800
John C. Thompson	6,300

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC").  Such officers, directors, and 10 percent shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

          Based solely on our review of copies of such reports received and written representations to us, we believe that during the fiscal year ended December 31, 2011, all Section 16(a) reports were filed in a timely manner.

TRANSACTIONS WITH RELATED PERSONS

          In the ordinary course of its business, our Bank makes loans to, accepts deposits from, and provides other banking services to certain of our directors and executive officers, their associates, and members of their immediate families.  Loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features. Rates paid on deposits and fees charged for other banking services and other terms of these transactions are also the same as those prevailing at the time for comparable transactions with other persons. Our Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with our directors, officers, principal shareholders, their associates, and members of their immediate families.  Loans outstanding to such persons at December 31, 2011 totaled $1,436,000.  None of such loans have been on non-accrual status, 90 days or more past due, or restructured at any time.

          During 2011, we purchased insurance coverage through Peoples Underwriters, Inc. and paid premiums of $162,421.  H. Delan Stevens, who is married to Lynn Gatlin Stevens, one of our directors, is an owner and the Vice President of Peoples Underwriters, Inc.  We believe that the premiums paid were comparable to those we would have paid if we had purchased the insurance from an unrelated third party.

          From time to time we may also enter into other types of business transactions or arrangements for services with our directors, officers, principal shareholders, or their associates.  These types of transactions or services might include, among others, contracts for the construction or renovation of bank premises, purchases of automobiles, equipment rentals, purchases of insurance, and legal services.  We only enter into such arrangements if we determine that the prices or rates offered are comparable to those available to us from unaffiliated third parties.  Our Board approves such transactions on a case by case basis.  We do not have written policies or procedures with respect to such approvals.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          Our Audit Committee has chosen Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and recommends that shareholders ratify this appointment.  Representatives of Elliott Davis, LLC are expected to be present at the Annual Meeting and available to respond to appropriate questions and may make a statement if they wish to do so.

Fees Billed By Independent Auditors

          Elliott Davis, LLC served as our auditor during the fiscal years ended December 31, 2011 and 2010.  The following table shows the fees that we paid or accrued for the audit and other services provided by Elliott Davis, LLC for the fiscal years ended December 31, 2011 and 2010.

	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit Fees Audit-Related Fees Tax Fees All Other Fees Total	$ 89,950 48,000 18,070 12,000 $168,020	$ 85,600 48,000 9,595 11,000 $154,195

          Audit Fees.  This category includes the aggregate fees billed for professional services rendered by Elliott Davis, LLC for the audit of our annual consolidated financial statements and for reviews of the financial statements included in our reports on Forms 10-Q.  These fees include amounts paid or expected to be paid for each respective year’s audit. Reimbursements for travel and other out-of-pocket expenses are not included.

          Audit-Related Fees.  This category includes the aggregate fees billed for assurance and related services rendered by Elliott Davis, LLC that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under “Audit Fees.”  These services principally include the examination of our assertions regarding internal controls in accordance with the Federal Deposit Insurance Corporation Improvement Act and the Sarbanes-Oxley Act.

          Tax Fees.  This category includes the aggregate fees billed for tax services rendered by Elliott Davis, LLC.  These services were primarily for the preparation of our state and federal tax returns. Additionally, Elliott Davis, LLC assists us with tax compliance and provides limited assistance with quarterly estimated income tax estimates.

          All Other Fees.  This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above.  These other services consisted of audits of the 401(k) plan.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

          Our Audit Committee substantially pre-approves all audit and non-audit services and fees provided by the independent auditors. These services include audit services, audit-related services, tax services, and other services.  All of the principal accounting services and fees reflected in the table, unless otherwise noted, were reviewed and approved by the Audit Committee. All of the services were performed by individuals employed by the independent auditor.

AUDIT COMMITTEE REPORT

          The Audit Committee of our Board of Directors has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2011.  Our Audit Committee has discussed with our independent auditor, Elliott Davis, LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  Our Audit Committee has also received the written disclosures and the letter from Elliott Davis, LLC, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Elliott Davis, LLC its independence.  Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Dana P. Arneman, Jr.	James W. Barnette, Jr.	William O. Marsh

OTHER BUSINESS

          Our Board of Directors does not know of any other business to be presented at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, however, the persons named as proxies in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

INCORPORATION BY REFERENCE

          Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed to be filed with the Securities and Exchange Commission and they shall not be deemed incorporated by reference into any prior or future filings we have made or make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate such information by reference.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 8, 2012

The Company’s 2011 Annual Report and 2012 Proxy Statement are available via the Internet at: www.conwaynationalbank.com.

Appendix A

CNB CORPORATION
CORPORATE GOVERNANCE COMMITTEE CHARTER

Establishment of Committee

The Corporate Governance Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of CNB Corporation (the “Company”) (i) to identify individuals qualified to become Board members, (ii) to recommend individuals to the Board for nomination as candidates for election to the Board, (iii) to develop and recommend policies and procedures to govern the nomination process, and (iv) to develop and recommend principles of corporate governance for the Company to the Board.  The Committee shall also have the authority to act on behalf of the Board of Directors with respect to all matters that may be delegated to a committee under South Carolina law.  The Committee shall report to the Board on a regular basis.

Committee Membership and Qualifications

The Committee shall consist solely of three or more members of the Board, each of whom has been determined by the Board to meet the independence criteria of the NASDAQ Stock Market Marketplace rules.  Members shall be appointed by the Board for such term or terms as the Board may determine, but may be removed at any time by the Board.

Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson.  The Committee shall meet when deemed necessary or desirable by its members or its chairperson.

Committee Purposes and Responsibilities

The following are the purposes and responsibilities of the Committee:

1)	To recommend the number of directors who shall serve on the Board of Directors.
2)

To identify individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board the nominees of the Board to stand for election as directors at the annual meeting of stockholders.  In the case of a vacancy created in the office of director (including a vacancy created by an increase in the size of the Board), the Committee may recommend to the Board an individual to fill such vacancy either through election by the Board or through election by stockholders.  In recommending candidates, the Committee shall take into consideration such factors as it deems appropriate based on the Company’s current needs.  These factors should include diversity, age, skills such as understanding of banking and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, commitment to a significant financial investment in the Company, and the interrelation between the candidate’s experience and business background and the experience and business backgrounds of other Board members, as well as the candidate’s ability to devote the required time and effort to serve on the Board.   The  Committee should also consider potential director candidates recommended by shareholders if, in making such recommendations, the shareholders comply with the requirements of law and any other policies or criteria adopted by the Board.

3)

To make an initial assessment through inquiries of Board members and nominees of whether such persons meet any independence criteria established by the Board and the Committee and to provide such information to the Board.

4)	To review with the Board on an annual basis the skills and characteristics of the then current members of the Board based on the factors noted above.
5)	To recommend to the Board, as appropriate, amendments to the articles of incorporation and bylaws of the Company.
6)	To develop and recommend to the Board corporate governance guidelines applicable to the Company and to review those guidelines at least once a year.
7)	To recommend to the Board directors to serve on each of the Board’s committees.
8)	To recommend to the Board a corporate philosophy and strategy governing director compensation and benefits, and to monitor the company’s program of director compensation and benefits.
9)	To generally advise the Board on matters affecting the Company and its business.
10)	To consult with and provide assistance to management regarding the operation of the Company and the management of its affairs.

Delegation to Subcommittee

The Committee may, in its discretion and to the extent permitted by law, delegate all or a portion of its duties and responsibilities to a subcommittee of not less than two members of the Committee.

Delegation of Authority

The Board of Directors delegates to the Committee the authority and power to exercise the authority and powers of the Board of Directors with respect to all matters that the Committee shall deem to be necessary or convenient to the performance of its purposes and responsibilities and as to which such delegation is not prohibited by the South Carolina Business Corporation Act of 1988, as amended from time to time, or the Company’s Articles of Incorporation or Bylaws.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants.  The Committee shall have the authority to select and retain a consultant or search firm to be used to help identify director candidates, to terminate any such consultant or search firm, and to approve such consultant's or search firm’s fees or other retention terms.

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Appendix B

CNB CORPORATION
AND
THE CONWAY NATIONAL BANK
CHARTER
OF
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Establishment

There is hereby established, as a committee of the Board of Directors, an audit committee.  The audit committee shall be composed of directors, designated from time to time by the Board of Directors, who are not employees of the Corporation or its subsidiaries and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as members of the committee.  Members of the audit committee shall also have the ability to read and understand fundamental financial statements.  Members of the audit committee shall be subject to the same standards of conduct as every member of the Board of Directors and nothing contained in this Charter shall be deemed to have added to or increased those standards.

Delegation of Authority

The Board of Directors hereby delegates to the audit committee the authority to do the following and all things incidental thereto:

1)

To appoint the independent auditors to be engaged by the Corporation, to establish the audit fees of the independent auditors and to pre-approve any non-audit services provided by the independent auditors, including tax services, before the services are rendered.

2)

To review the scope of the proposed audit for the current year, the audit procedures to be used, and, at the conclusion thereof, to meet with the independent auditors and financial management to review such audit, including any comments or recommendations of the independent auditors and to discuss with the independent auditors their independence.

3)

To review and evaluate the performance of the independent auditors, to review with the full Board of Directors any proposed discharge of the independent auditors and, after such review with the full Board of Directors, to discharge the independent auditors.

4)

To oversee the internal audit function of the Corporation and to review and approve the proposed internal audit plan for the coming year and the coordination of such plan with the independent auditors.

5)

To review summaries of findings from completed internal audits along with management’s responses thereto, and to review progress reports on the current internal audit plan along with explanations for any deviations from the original plan.

6)	To review and concur in the appointment, replacement, reassignment, or dismissal of any director of internal auditing or person with similar functions.
7)

To review with the independent auditors and management the adequacy of the Corporation’s internal controls and any significant findings and recommendations of the independent auditors and internal auditors together with management’s responses thereto.

8)

To review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders and filed with the Securities and Exchange Commission.

9)

To review with the independent auditors and management any changes in accounting principles, any serious difficulties or disputes with management encountered during the audit and any matters required to be discussed by the independent auditors pursuant to SAS No. 61.

10)	To establish and implement procedures for the receipt and investigation of submissions, anonymously or otherwise, by employees of concerns regarding accounting or auditing matters.
11)	To investigate any matter brought to its attention within the scope of its authority.
12)	To hire outside counsel, accountants or other consultants as the audit committee may determine will be useful to it in connection with the use of its authority.
13)	To consult with management regarding any aspect of the Corporation’s financial information, recordkeeping and reporting.
14)	To make recommendations to the full Board of Directors regarding any aspect of the Corporation’s financial information, recordkeeping and reporting.

Meetings

1)

The audit committee shall meet at such times and such places as it shall from time to time determine.  All meetings may be conducted by telephone or other legally permissible means.  A majority of the members of the audit committee shall constitute a quorum.

2)	The audit committee may ask members of management or others to attend any part of any of its meetings and provide pertinent information as it may request.
3)	The audit committee will prepare minutes of any actions taken by it for inclusion in the minutes of the Board of Directors.

2

Continuing Education

Members of the audit committee are encouraged to enhance their knowledge of accounting and related matters by participating in continuing education programs.  The Corporation will reimburse the reasonable costs of participating in such programs.

Amendment or Repeal of Charter

The Board of Directors may amend or repeal this charter and the authority of the audit committee at any time.

3

PROXY

CNB CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS -TUESDAY, MAY 8, 2012, 5:15 P.M.

          James W. Barnette, Jr., Harold G. Cushman, III, William O. Marsh, or ___________________, or any of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies all of the shares of Common Stock of CNB Corporation held of record by the undersigned on the Record Date at the Annual Meeting of Shareholders to be held on May 8, 2012, and at any adjournment thereof, as follows:

1.	Election of Directors	 FOR the nominees listed below	WITHHOLD AUTHORITY. to vote for all nominees listed below
 WITHHOLD AUTHORITY only on the following nominee(s):
Instructions: To withhold authority to vote for any individual(s), write the nominee's(s') name(s) on the line above.
NOMINEES (3-year term): William R. Benson, George F. Sasser, Lynn G. Stevens (2-year term): Dana P. Arneman, Jr., Michael R. Bookhout

2.	Ratification of Elliott Davis, LLC as the Company’s independent registered public accounting firm for the year ended December 31, 2012.
	 FOR	 AGAINST	 ABSTAIN

3.

And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting.  (Management at present knows of no other business to be brought before the meeting.)

THE PROXIES WILL BE VOTED AS INSTRUCTED.  IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" SUCH MATTER.

Please sign exactly as name appears below.  When signing as attorney, personal representative, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign.  All joint owners must sign.

Dated: , 2012